Exhibit 99.2
Abercrombie & Fitch
May 2010 Sales Release
Call Script
This is Eric Cerny, Manager of Investor Relations for Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended May 29, 2010. Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended May 29, 2010, were $197.6 million, a 10% increase from net sales of $179.0 million for the four-week period ended May 30, 2009. May comparable store sales decreased 3%. Total Company direct-to-consumer net merchandise sales increased 34% to $19.2 million. Total Company international net sales, including direct-to-consumer net sales, increased 84% to $36.9 million.
Abercrombie & Fitch comparable store sales increased 2% for the month. Men’s comps were up by a high single digit; women’s comps were down by a low single digit.

Abercrombie & Fitch
May 2010 Sales Release
Call Script
For abercrombie kids, comparable store sales decreased 10% for the month. Guys comps were down by a low double digit; Girls comps were down by a high single digit.
Hollister comparable store sales decreased 6% for the month. Dudes comps were up by a low single digit; Bettys comps were down by a low double digit.
Across all brands and channels, average unit retail decreased 6% for the month.
During the month, sales were weaker in the second half of the month, in part reflecting the Memorial Day holiday shift and the ‘Summer Sale’ event which ran in the second half of the month last year.
For the month and from a merchandise classification standpoint across all brands, woven shirts and fragrance were stronger categories for men’s while knit tops were weaker. For women’s, dresses and fleece were stronger categories while knit tops and shorts were weaker.

Abercrombie & Fitch
May 2010 Sales Release
Call Script
Within the comp for the month, the UK and domestic flagship and tourist stores were stronger performers. Within direct-to-consumer for the month, both domestic and international business were up strongly, with Hollister being particularly strong in both cases.
Thank You.

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